Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

Rollins, Inc. Launches Franchise in South Korea

ATLANTA, GA --October 3, 2007 -- Rollins, Inc. (NYSE: ROL), a premier North American consumer services company, announced today that it has established a new international franchise with the leading food distribution company, CJ Food Systems, in South Korea. The franchise's headquarters will be located in Seoul with future expansion of the franchise planned within the entire South Korean peninsula.

Gary W. Rollins, President and CEO of Rollins commented, “We are most pleased to add this latest franchise to our growing worldwide service network and believe that this expansion will provide new opportunities and brand awareness in emerging markets. It is the fourth international franchise that we have announced this year and we are committed to further developing our presence globally."

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Panama, Costa Rica, Honduras, the United Arab Emirates, the Dominican Republic and South Korea from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; expected benefits of the commercial re-engineering project may not be realized; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.